EX-23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2007, accompanying the financial statements of Integral Vision, Inc. contained in this Registration Statement Post Effective Amendment No.2 to Form S-2 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the heading of “Experts.”

/S/ Rehmann Robson

Troy, Michigan
March 30, 2007